SECURITIES AND EXCHANGE COMMISSION
                        WASHINGTON, D.C. 20549-1004

                                   FORM 8-K

                                CURRENT REPORT

                  Pursuant to Section 13 or 15(d) of the
                     Securities Exchange Act of 1934

    Date of Report (Date of earliest event reported) January 17, 1997
                                                    -------------------
                      Commission File Number 1-6392
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                      PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
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         (Exact name of registrant as specified in its charter)


                NEW HAMPSHIRE                 02-018150
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     (State or other jurisdiction of          (I.R.S. Employer
      incorporation or organization)         Identification No.)


    1000 ELM STREET, MANCHESTER, NEW HAMPSHIRE               03105
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           (Address of principal executive offices)        (Zip Code)


                             (603) 669-4000
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          (Registrant's telephone number, including area code)


                             Not Applicable
                             --------------
       (Former name or former address, if changed since last report)

Item 5. Other Events

New Hampshire Restructuring Matter

    On January 17, 1997, John H. Forsgren, Executive Vice President and Chief Financial Officer of Northeast Utilities (NU) and its principal subsidiaries, including Public Service Company of New Hampshire (PSNH) and North Atlantic Energy Corporation (NAEC), and a representative of Arthur Andersen LLP, the outside auditors of the NU system companies, testified in a proceeding before the New Hampshire Public Utilities Commission (NHPUC). The proceeding is being conducted by the NHPUC to set interim stranded cost charges pursuant to 1996 legislation calling for the NHPUC to approve a plan for restructuring the New Hampshire electric utility industry. The NHPUC has issued a preliminary restructuring plan and is scheduled to issue its decision on February 28, 1997.

    This testimony addressed the accounting and financial implications for PSNH if the NHPUC were to adopt the stranded cost methodology for PSNH that was recommended by the NHPUC s consultants, LaCapra Associates, in testimony that firm had filed with the NHPUC on January 3, 1997.

    The LaCapra approach is not a cost-based approach but rather a market-priced approach to rate-setting. Therefore, if it were adopted, Mr. Forsgren and the Arthur Andersen representative testified that PSNH would have no accounting discretion and would no longer be able to rely on Financial Accounting Standard No. 71, Accounting for the Effects of Certain Types of Regulation, (FAS 71). FAS 71 is an accounting standard utilized by regulated utilities whose rates are set on the traditional basis of a regulated cost of service. The consequence to PSNH of becoming ineligible for FAS 71 would be to remove from PSNH s balance sheet, in the financial statements for the quarter in which the NHPUC s restructuring plan is issued, substantially all of PSNH s regulatory assets. The amount of that potential write-off is currently estimated at approximately $450 million, after taxes.

    In addition, PSNH s preliminary analysis indicates that it would also be required to recognize an impairment of its long-lived assets if the LaCapra recommendation were adopted. Those assets are the Seabrook Power Contract between PSNH and NAEC, generation plant, acquisition premium, and other non-transmission and distribution assets. Under FAS 121, Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to be Disposed of, PSNH s estimate of the after-tax impairment is in the range of approximately $270 million to $450 million, which PSNH would also be required to remove from its balance sheet.

    By virtue of financial covenants in the current financing agreements of NU, PSNH and NAEC, PSNH write-offs of this magnitude (in excess of $700 million) would, if not waived or renegotiated, give rise to rights of investors and lenders to accelerate the repayment of approximately $686 million of PSNH indebtedness and $515 million of NAEC indebtedness. It would also give rise to acceleration rights with respect to indebtedness of NU itself in amounts that are variable, but currently approach $300 million.

    PSNH s current total common stock equity is less than $600 million.

    The 1996 restructuring legislation that the NHPUC is charged with implementing provides that the NHPUC may not adopt a restructuring plan that imposes a severe financial hardship on a utility. Mr. Forsgren testified that PSNH is already in what he characterized as a very weak financial position. He also testified that if the NHPUC adopted the LaCapra methodology, if any single significant creditor demanded payment because of the triggering of acceleration rights, all other major creditors would immediately follow and PSNH and NAEC bankruptcy filings would be unavoidable.
    Because the LaCapra report is from an NHPUC consultant, and has not been adopted by the NHPUC at this point, PSNH does not know if the LaCapra approach would be followed. The objective of PSNH s testimony was to call the NHPUC s attention clearly and unambiguously to the seriousness of the adverse consequences if the LaCapra approach were followed. If the NHPUC were to adopt a final plan that management deems adverse to PSNH s interests and financial condition, such as stranded cost charges with the consequences described in today s testimony, PSNH would vigorously pursue all of its legal remedies, including the seeking of a stay of the enforcement of such a plan.

    Management believes that PSNH is entitled to full recovery of its prudently incurred costs, including regulatory assets and so-called stranded costs. It bases this belief both on the general nature of public utility industry cost of service regulation and the specific circumstances of the resolution of PSNH s previous bankruptcy proceeding and its acquisition by NU, including the recoveries provided by the Rate Agreement and related agreements.

    Today s witnesses urged the NHPUC to utilize an alternative methodology to the setting of stranded cost charges, which would not result in the accounting write-offs and the fundamental problems they described.

    For further information on New Hampshire restructuring issues, see PSNH's Form 8-K dated September 3, 1996, PSNH s Forms 10-Q for the quarters ended September 30, 1996, June 30, 1996 and March 31, 1996, and Item 1. Business - Rates - New Hampshire Retail Rates - Electric Industry
Restructuring in New Hampshire  in PSNH s 1995 Form 10-K.






                                 SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the
Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.




                               PUBLIC SERVICE COMPANY OF NEW HAMPSHIRE
                               ---------------------------------------
                                              Registrant




Date  January 17, 1997         By /s/John B. Keane
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                                   John B. Keane
                                   Vice President and Treasurer